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                             STOCKHOLDER AGREEMENT
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     THIS STOCKHOLDER AGREEMENT (the "Agreement") is entered into as of January
16, 1997, by and between Extended Stay America, Inc., a Delaware corporation ("ESA"), and Norwood Cowgill, Jr. ("Cowgill") and Cowgill Partners, L.P. (the "Partnership"), stockholders (Cowgill and the Partnership each individually referred to as a "Stockholder" and collectively as the "Stockholders") of Studio Plus Hotels, Inc., a Virginia corporation (the "Company").

                             W I T N E S S E T H:
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     Each Stockholder is the owner of shares (with respect to each Stockholder the "Shares") of common stock, par value $.01 per share, of the Company ("Company Common Stock"). As used herein, the term "Shares" shall also include any shares of Company Common Stock that the respective Stockholder shall obtain beneficial ownership of (including sole investment and voting power) during the term of this Agreement. ESA, ESA Merger Sub, Inc., a Delaware corporation ("Merger Sub"), and the Company have entered into an Agreement and Plan of Merger dated January 16, 1997 (the "Merger Agreement") providing for the merger of the Company into Merger Sub (the "Merger"). In order to induce ESA and Merger Sub to enter into the Merger Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Stockholders desire to grant ESA an option to purchase, and proxy to vote, the Shares.

     ACCORDINGLY, the parties hereto agree as follows:

     1. Option and Proxy. Subject to the terms and conditions of this Agreement, each Stockholder hereby:

          (a) Grants to ESA an option, exercisable from time to time and in whole or in part under the conditions set forth below in this Paragraph 1(a) and during the term of this Agreement, to purchase up to all of the Shares (the "Option") at a price per Share equal to $25.00 (the "Purchase Price"). ESA may exercise this Option, at any time after the occurrence of a Topping Event (as defined in the Merger Agreement), upon three business days' notice to the Stockholder indicating the Topping Event and the number of Shares to be acquired together with the Purchase Price and the date, time and place of the closing of such purchase (the "Closing"); provided that at the time of any exercise of the Option there exists an Alternative Proposal (as defined in the Merger Agreement).

          (b) Appoints George D. Johnson, Jr. and Robert A. Brannon, or either of them, with full power of substitution, as proxy holders (the "Proxy Committee") to represent and to vote the Shares with respect to the Merger, or any other merger or other business combination of the Company with any party other than ESA or any Alternative Proposal (as defined in the Merger Agreement), including with respect to any procedural matters related thereto, at any meeting (whether special or annual, and whether or not adjourned) or by written action of
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stockholders of the Company and, in the discretion of the Proxy Committee, upon any other business as may properly come before such meeting or for written action (provided that such business shall have been the subject of preliminary proxy materials filed by the Company under the Securities Exchange Act of 1934, as amended), such votes to be cast in any manner that the Proxy Committee in its sole discretion shall deem proper except if the vote is on the Merger Agreement, the Shares shall be voted in favor of the Merger Agreement; the authority granted hereunder ("Proxy") shall be irrevocable during the term of this Agreement and deemed to be coupled with an interest; and

          (c) In the case of Cowgill, agrees to recommend the Merger to other stockholders of the Company and to use his best efforts to bring about the Merger, subject to applicable fiduciary duties as determined in good faith after consultation with, and based upon the advice of, outside counsel.

     2. Changes in Shares. For all purposes of this Agreement, the Shares shall include any securities or cash or other property issued or exchanged with respect to such Shares upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, dividend in cash or stock or other property, split-up or combination of the securities of the Company, or any other change in its capital structure.

     3.   Closing.

     3.1 Delivery of Shares. At the Closing, Stockholder shall deliver to Purchaser certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, with signatures guaranteed, or otherwise in form acceptable for transfer on the books of the Company.

     3.2 Payment for Shares. All payments by the Purchaser of the Purchase Price shall be made on the date of the Closing by wire transfer of immediately available funds to an account designated by Stockholder by written notice to Purchaser.

     4. Representations and Warranties of the Stockholders. Each Stockholder represents and warrants to ESA as follows:

     4.1 Power to Transfer the Shares. The Stockholder now has, and upon delivery of the Shares at the Closing, the Stockholder will sell, assign, transfer and deliver to ESA, valid and marketable title to the Shares, free and clear of all security interests, liens, claims, pledges, assessments, options, equities, charges and encumbrances whatsoever, and with no proxies or restrictions on the voting rights or other incidents of record or beneficial ownership pertaining thereto (except for the Proxy being granted pursuant to this Agreement) and there are no outstanding options, warrants or rights to purchase or acquire or agreements relating to any of the Shares. The Shares are validly issued and outstanding, fully paid and non-assessable with no personal liability attaching to the ownership thereof.

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     4.2  Valid and Binding Agreement; No Violation. This Agreement constitutes a valid and binding agreement of the Stockholder, enforceable in accordance with its terms. Neither the execution of this Agreement, the exercise of the Option, the Proxy, nor the voting of the Shares by the Proxy Committee, will constitute a violation of, or conflict with, or result in a default under, any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound or to which the Shares are subject.

     5. Representations and Warranties of ESA. ESA represents and warrants to the Stockholder as follows:

     5.1 Authorization. The execution and delivery of this Agreement by ESA has been duly authorized by all requisite corporate action.

     5.2 Valid and Binding Agreement. This Agreement constitutes a valid and binding agreement of ESA, enforceable in accordance with its terms.

     6. Covenants of the Stockholder. Each Stockholder hereby covenants and agrees as follows:

     6.1 Inquires or Proposals. From the date of execution of this Agreement to termination hereof, the Stockholder shall not solicit or encourage any inquiries or proposals for the acquisition of all or any part of the securities, assets or business of the Company; the Stockholder shall not engage in any negotiations with potential acquirers (other than ESA) or persons acting on their behalf; provided, however, that nothing contained in this Section 6.1 shall prohibit Cowgill from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Alternative Proposal, if, and only to the extent that, the Board of Directors of the Company, based upon the advice of outside counsel, determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law.

     6.2 Sale of Shares. The Stockholder agrees that Stockholder will not sell, transfer, further pledge, encumber or otherwise dispose of the Shares except pursuant to the Merger or this Agreement, between the date hereof and the termination of this Agreement.

     7.   Miscellaneous.

     7.1 Commissions. Each of the parties hereto represents and warrants that to the best of such party's knowledge there are no agreements or claims for brokerage commissions or finders' fees in connection with the transactions contemplated by this Agreement, and the Stockholders and ESA will respectively pay or discharge and will indemnify the other, for brokerage commissions or finders' fees incurred by reason of any action taken by such indemnifying party.

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     7.2  Expenses. All costs and expenses (including legal fees) incurred in connection with this Agreement, and the sale and purchase of the Shares contemplated hereby, shall be paid by the party incurring such expense.

     7.3 Survival of Representations. Notwithstanding any provision of this Agreement, all representations, warranties and agreements made by the Stockholders and ESA in this Agreement shall survive until the earlier of (a) the closing of the Merger or (b) the first anniversary of the date of exercise of the Option.

     7.4 Further Assurance and Cooperation. From time to time, and without further consideration, each party will execute and deliver to the other such documents and take such action as the other may reasonably request in order to consummate more effectively the terms of this Agreement.

     7.5 Parties in Interest. All authority herein conferred or agreed to be conferred by a Stockholder shall survive such Stockholder's death or incapacity. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the Purchaser (if such assigning party is a Stockholder) or Cowgill (if such assigning party is the Purchaser), which consent will not be unreasonably withheld, and except that ESA may assign to any wholly-owned subsidiary of ESA the right to purchase all of any part of the Shares.

     7.6 Specific Performance. Each party acknowledges that its obligations hereunder are unique, and agrees that the other shall have the right, in addition to any other rights it may have, to specific performance or equitable relief by way of injunction if it shall fail to perform any of its obligations hereunder.

     7.7 Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law doctrine thereof.

     7.8 Term of the Agreement. The term of this Agreement shall be until the first to occur of (i) the date 180 days after the termination of the Merger Agreement, or (ii) the closing of the Merger.

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